UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 18, 2007

(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction
of Incorporation)

000-24990		94-1266151
(Commission		(I.R.S. Employer
File Number)		Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598

(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 18, 2007, the Registrant, certain subsidiaries of the Registrant, certain lenders (the “Lenders”) party to the Credit Agreement referred to below, General Electric Capital Corporation (the “Agent”) and Bank of America, N.A. entered into a Forbearance Agreement, Limited Waiver and Consent of Guarantors, dated as of October 18, 2007 (the “Agreement”).  The parties to the Agreement are also parties to that certain Multicurrency Credit Agreement, dated as of May 17, 2002, as amended (the “Credit Agreement”).

As specified in the Agreement, certain Events of Default (as defined in the Credit Agreement) relating to the failure of the Registrant and its applicable subsidiaries to maintain the fixed charge coverage ratio and to generate the minimum amount of EBITDA, each as specified in the Credit Agreement, have occurred.

Pursuant to the Agreement, the Lenders and the Agent have agreed to waive such Events of Default and to forbear from enforcing their rights under the Credit Agreement as a result of the occurrence of such Events of Default.  The Lenders have also agreed to waive the application of the covenants in the Credit Agreement related to the fixed charge coverage ratio and the minimum EBITDA requirement during the period for which such forbearance is effective.

Upon satisfaction of certain customary conditions set forth in the Agreement to the effectiveness of such forbearance, the forbearance period shall extend from such date until February 15, 2008.  In return for the waiver and forbearance set for in the Agreement, the Registrant has agreed to pay to the Agent for the benefit of the Agent and the Lenders an aggregate fee of $183,333.00 in four installments.  Effective July 7, 2007, the interest rate applicable to the loans made pursuant to, and the letter of credit fees under, the Credit Agreement shall be increased by two percent (2%) per annum.

A copy of the Agreement is attached as Exhibit 10.8.20.11.  The foregoing description of the Agreement is qualified in its entirety by reference to the attached Agreement.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description of Document

	10.8.20.11	Forbearance Agreement, Limited Waiver and Consent of Guarantors

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTAFF, INC.

By:	/s/ Dawn M. Jaffray
Dawn M. Jaffray
Senior Vice President and Chief
Financial Officer

Date:  October 24, 2007

EXHIBIT INDEX

Exhibit No.	Description of Document

10.8.20.11	Forbearance Agreement, Limited Waiver and Consent of Guarantors